Exhibit 99.1

Lydall Acquires New Technology Platform in The Netherlands

MANCHESTER, CT – December 1, 2008 – Lydall, Inc. (NYSE: LDL) – Lydall today announced its acquisition of DSM Solutech B.V. from Royal DSM N.V. Solutech, located in The Netherlands, has developed Solupor® specialty microporous membranes which will enhance Lydall’s product offering in air & liquid filtration applications.

Solutech will be integrated into Lydall’s Performance Materials business. Through the third quarter of 2008, Performance Materials represented 36% of Lydall’s net sales and 64% of business unit operating income and had the highest operating margin of Lydall’s business units. Its filtration business participates in the $2.3 billion global nonwoven filter media market which has recently seen strong global growth due to stricter environmental and product purity laws and requirements.

“This acquisition supports our strategy to invest in technologically innovative solutions for our most attractive segments. Adding Solutech’s membrane technology to Performance Materials will give an already strong business a new platform for growth, said Dale Barnhart, President and Chief Executive Officer of Lydall, Inc. We have already done extensive marketing work with our customer base and as a result we expect this addition to be accretive for us within 12 months.”

“This proprietary technology enhances our product offering to our existing customers and allows us to enter new specialty filtration markets currently underserved by other suppliers, added Kevin Longe, President of Lydall Performance Materials. Solutech has made initial market inroads and our global sales, service, marketing, and R&D organizations will now engage in a rapid introduction of these membrane products into our air and liquid filtration and life sciences markets.”

Solupor® membranes are based on ultra-high molecular weight polyethylene and manufactured by a patented process. These membranes incorporate a unique combination of mechanical strength, chemical inertness, and high porosity in an open cell structure consisting of a micro-fibrillar, laminar network. The result is an exceptionally performing membrane film with processing robustness and operational longevity in highly demanding applications. In addition to filtration, Solupor® is targeted in battery, fuel cell and supercapacitor applications as well as FDA regulated transdermal drug delivery systems.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical, bio/medical, and filtration/separation markets. Lydall Performance Materials designs and manufactures technically advanced air, fluid power and life sciences filtration products and thermal and insulating solutions for appliance, cryogenic, electrical and building applications.

DSM Solutech B.V., based in Heerlen, The Netherlands, manufactures micro-porous films – trade names Solupor® and Solufill® – using DSM’s proprietary technology.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Lydall expects, believes or anticipates will or may occur in the future are forward-looking statements. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties are discussed in Lydall’s filings with the United States Securities and Exchange Commission, including Lydall’s Annual Report on Form 10-K for the year ended December 31, 2007.

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